UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): February 13, 2004

BARNWELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-5103	72-0496921
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Alakea Street, Suite 2900, Honolulu, Hawaii		96813
(Address of Principal Executive Offices)		(Zip Code)

(808) 531-8400
(Registrant’s telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

Barnwell Industries, Inc. owns a 77.6% controlling interest in Kaupulehu Developments, a Hawaii general partnership (“KD”) which owns interests in leasehold land and development rights for property located approximately six miles north of the Kona International Airport in the North Kona District of the Island of Hawaii, adjacent to and north of the Four Seasons Resort Hualalai at Historic Ka’upulehu, between the Queen Kaahumanu Highway and the Pacific Ocean.  Prior to February 13, 2004, the leasehold land interests held by KD were for approximately 870 acres of land zoned for resort/residential development and approximately 1,000 acres of land zoned conservation.

On February 13, 2004, KD entered into a Purchase and Sale Agreement with WB KD Acquisition, LLC by which KD transferred its leasehold interest in the approximately 870 acres zoned for resort/residential development, in two increments, to WB KD Acquisition.  The first increment (“Increment I”) is an area planned for approximately 80 single-family lots, a beach club and an interpretive center on the portion of the property bordering the Pacific Ocean.  The purchasers of the 80 single-family lots will have the right to apply for membership in the Kuki’o Resort Golf and Beach Club, which is located adjacent to and south of the Four Seasons Resort Hualalai at Historic Ka’upulehu.  The second increment (“Increment II”) is the remaining portion of the approximately 870-acre property and is zoned for single-family and multi-family residential units and a golf course and clubhouse.

 With respect to Increment I, KD received a non-refundable $11,550,000 payment and is entitled to receive payment of the following percentages of the gross proceeds generated from the sale by WB KD Acquisition of all single-family lots in Increment I: 9% of the gross proceeds from single-family lot sales up to aggregate gross proceeds of $100,000,000; 10% of such aggregate gross proceeds greater than $100,000,000 but less than $300,000,000; and 14% of such aggregate gross proceeds in excess of $300,000,000.

If prior to December 31, 2005, KD has not received percentage payments equal to or greater than $2,500,000 in the aggregate, WB KD Acquisition will pay KD the amount by which the aggregate amount of all prior percentage payments made by WB KD Acquisition to KD is less than $2,500,000.  If prior to December 31, 2006, KD has not received percentage payments (including payments in lieu of percentage payments as described in the immediately preceding sentence) equal to or greater than $5,000,000 in the aggregate, then WB KD Acquisition will pay KD the amount by which the aggregate amount of all such payments is less than $5,000,000.

Additionally, WB KD Acquisition will pay KD non-refundable interim payments of $50,000 per month, until the first to occur of the closing of the sale of the 40th single-family lot sold in Increment I or WB KD Acquisition’s payment to KD of a total of $1,500,000 in interim payments.  KD has received $600,000 of interim payments to date.

KD, WB KD Acquisition and The Trustees of The Estate of Bernice Pauahi Bishop (“KS”) also entered into an agreement (the “Step-In Rights Agreement”) whereby if WB KD Acquisition elects not to proceed with development of Increment I within the time frame set forth in the Step-In Rights Agreement, which may be extended by KS, or defaults under the terms of its lease with KS, KD would have the right to succeed to WB KD Acquisition’s development rights and develop the property without any payment to WB KD Acquisition.

For Increment II, KD and WB KD Acquisition agreed to use diligent efforts to negotiate, and attempt to document and enter into, prior to the date which is three (3) years following the closing of the sale of the first single-family lot in Increment I, an agreement with regards to the ownership and development of Increment II.  WB KD Acquisition, however, may terminate such negotiations at any time without any further obligation. Under the terms of the Step-In Rights Agreement, if at the end of three years following the closing of the sale of the first single-family lot in Increment I the parties have not entered into a definitive agreement with respect to Increment II, the leasehold rights with respect to Increment II will revert to KD.

There is no affiliation between KD and WB KD Acquisition.  WB KD Acquisition is an affiliate of Westbrook Partners, LLC, developers of the Kuki’o Resort.

The estimated proceeds to Barnwell after commissions and estimated costs related to the transaction and distributions to minority interest owners of KD is $8,350,000.

Item 7.    Financial Statements, ProForma Financial Information and Exhibits

(c)           Exhibits

No. 2.1.	Form of Purchase and Sale Agreement dated February 13, 2004 by and between Kaupulehu Developments and WB KD Acquisition, LLC.

No. 2.2.	Form of Agreement Re Step In Rights of Kaupulehu Developments dated February 13, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNWELL INDUSTRIES, INC.
(Registrant)

/s/ Russell M. Gifford
Russell M. Gifford
Executive Vice President and
Chief Financial Officer

Date: February 13, 2004